BLUE CALYPSO RECEIVES NOTICE OF ISSUANCE ON THIRD PATENT

DALLAS, TX – (BUSINESS WIRE) – 5/6/13 – Blue Calypso, Inc. (OTCBB:BCYP - News)  is pleased to announce today that they have received a “Notice of Issuance” (NOI) for U.S. Patent number 8,438,055 titled “System and Method for Providing Endorsed Advertisements and Testimonials between Communication Devices” from the U.S. Patent & Trademark Office (USPTO). This is Blue Calypso’s third patent and further strengthens the Company’s original patent claim set as a “Continuation In Part” (CIP) of US patent 7,664,516 along with US patent number 8,155,679.  This new patent includes a set of claims that involve adding personalized rich media such as pictures or video to brand endorsements and syndicated brand content.  Blue Calypso, Inc. has two additional CIPs in process at the patent office and expects to receive notices of issuance for them soon.

“As today’s mobile devices enable consumers to easily capture and share their life experiences, empowering brand advocates with rich media-enhanced endorsements brings a significantly higher degree of credibility,” said Andrew Levi, Blue Calypso’s Founder, Chief Technology Officer, and inventor of its patented platform.

Blue Calypso believes this issuance by the USPTO is significant because it further validates the uniqueness of Blue Calypso’s technology.  “Our intellectual property portfolio continues to expand,” says Bill Ogle, CEO. “We are continuously developing new ideas and initiatives, which we hope will lead to future products and services, focused on social advertising and mobile content syndication and analytics. Subsequent patents serve to strengthen our patent portfolio, help guard against infringement and protect our core business as we innovate.”

About Blue Calypso, Inc.

Blue Calypso is an innovator in digital word-of-mouth marketing and advertising.  With Blue Calypso’s patented platform, brands can harness the power of friend-to-friend referrals by empowering their advocates to share brand content with their unique social graph and rewarding sharing and engagement. Through robust, real-time analytics, brands can achieve a measurable ROI against their social media investment, acquire high-value customers and increase sales.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports filed with the Securities and Exchange Commission.